Exhibit 4.25

AMENDMENT #1

TO THAT CERTAIN

18% SENIOR SECURED PROMISSORY NOTE DUE JULY 1, 2018

This Amendment #1 (this “Amendment”), dated as of June 3, 2018, is by and between Adial Pharmaceuticals, Inc., a Delaware corporation, (the “Company”) and the holders (“Holders”) of those certain 18% Senior Secured Promissory Note Due July 1, 2018 (the “Notes”) issued as a series pursuant to Securities Purchase Agreements dated February 22, 2018 and March 19, 2018. Together, the “Parties” and each a “Party”.

WHEREAS, the Notes provide that the Notes will be senior to all other debts of the Company;

WHEREAS, the original principal balance of the Notes was $510,000;

WHEREAS, the Company intends to enter a Securities Purchase Agreement with the David S Nagelberg 2003 Revocable Trust Dtd 7/2/03 (the “Trust”) to issue a Secured Convertible Promissory Note in the principal amount of $325,000 (the “New Note”) with seniority pari passu with the Notes;

WHEREAS, the Holders desire to allow the New Note to be issued by the Company and to extend the due date of the Notes by one month in return for an increase to the extension fees in the event the Company does not retire the Notes at their maturity date so that the previously existing extension fees are each increased by 11.3% and the extension fees for the previous first extension and the second extension are combined into one compounded extension fee;

WHEREAS, Article 3, Subsection (k) of the Notes allow holders of 51% of the aggregate principal amount of the Notes to amend the Notes as long as all Notes are identically amended, proportionally where appropriate; and

WHEREAS, holders of more than 51% of the aggregate principal amount of the Notes desire to allow the Company to issue the New Note;

NOW, THEREFORE, the Parties agree as follows:

1.	The Maturity Date (as defined in the Notes) is hereby amended to be August 1, 2018.

2.	The second paragraph of the Notes is replaced in its entirety with the following:

“The Maturity Date is subject to extensions as follows. If an Event of Default (as defined below) has not then occurred and the Company is otherwise in compliance with the terms of this 18% Senior Secured Promissory Note (this “Note”) and the other Transaction Documents (as defined below), the Company may: (i) elect to extend the Maturity Date to the 6 month anniversary of the Issue Date (the “First Extended Maturity Date”) upon payment to Holder of an extension fee equal to 99.4% of the principal amount of this Note; and (ii) elect to extend the Maturity Date from the First Extended Maturity Date to the 7 month anniversary of the Issue Date upon payment to Holder of an extension fee equal to 46.3% of the principal amount of this Note. Each such extension fee may, at the election of the Holder, be paid in cash to Holder at the time of such extension or be added to the principal amount of this Note.”

3.	The Notes are hereby amended to allow the issuance of the New Note in a ranking/seniority pari passu with the Notes.

4.	All other terms of the Notes remain unchanged.

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Amendment as of the date and year first stated above.

For ADIAL PHARMACEUTICALS, INC.

By:	/s/ Joseph Truluck
Name:	Joseph Truluck
Title:	Chief Operating Officer and Chief Financial Officer

For HOLDERS:
For William B. Stilley	For Ivy Cottage Group LLC
Original Principal: $46,000.00	Original Principal: $25,000.00

/s/ William B. Stilley	/s/ James W. Newman, Jr.
William B. Stilley	James W. Newman, Jr.

For Bankole A. Johnson	For Carl Dan Killian, Jr.
Original Principal: $5,000.00	Original Principal: $10,000.00

/s/ Bankole A. Johnson
Bankole A. Johnson	Carl Dan Killian, Jr.

For Medico-Trans Company	For MVA 151 Investors LLC
Original Principal: $17,000.00	Original Principal: $150,000.00

/s/ Kevin Schuyler
Carolina A. Johnson	Kevin Schuyler
Director	Managing Member

For Kevin Schuyler	For Virga Ventures LLC
Original Principal: $112,000.00	Original Principal: $115,000.00

/s/ Kevin Schuyler	/s/ James W. Newman, Jr.
Kevin Schuyler	James W. Newman, Jr.

For David Waldman
Original Principal: $30,000.00

/s/ David Waldman
David Waldman